SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
          AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER
                       THE SECURITIES EXCHANGE ACT OF 1934

                     TREMISIS ENERGY ACQUISITION CORPORATION
                                (Name of Issuer)

                         Common Stock, $0.0001 Par Value
                         (Title of Class of Securities)

                                    894727106
                                    894727205
                                    894727114
                                 (CUSIP Numbers)

                                 October 6, 2005
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G

CUSIP Nos. 894727106                                            PAGE 2 OF 13
           894727205
           894727114
------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    North Pole Capital Master Fund
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                    Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     -0-
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     -442,590-
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                     -0-
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     -442,590-
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     -442,590-
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     -5.5%-
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
              CO
------------------------------------------------------------------------------

Schedule 13G

CUSIP Nos. 894727106                                            PAGE 3 OF 13
           894727205
           894727114
------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Paul Sabourin
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                    Toronto, Canada
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     -25,000-
SHARES
                  ------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                     -442,590-
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                     -25,000-
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     -442,590-
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     -467,590-
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     -5.8%-
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
              IN
------------------------------------------------------------------------------

Schedule 13G

CUSIP Nos. 894727106                                            PAGE 4 OF 13
           894727205
           894727114
------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    John Paul Cahill
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                    Toronto, Canada
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     -30,000-
SHARES
                  ------------------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                     -442,590-
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                     -30,000-
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     -442,590-

------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     -472,590-
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                     -5.9%-
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
              IN
------------------------------------------------------------------------------

Schedule 13G

CUSIP Nos. 894727106                                            PAGE 5 OF 13
           894727205
           894727114
------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Kamran Siddiqui
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                    Toronto, Canada
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                       -3,000-
SHARES
                           ---------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                       -442,590-
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                       -3,000-
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                       -442,590-
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                       -445,590-
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                       -5.7%-
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                       IN
------------------------------------------------------------------------------

Schedule 13G

CUSIP Nos. 894727106                                             PAGE 6 OF 13
           894727205
           894727114
------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Polar Securities Inc.
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a) [ ]
                                                           (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                       Canada
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                       -0-
SHARES
                           ---------------------------------------------------
BENEFICIALLY      (6)      SHARED VOTING POWER
                                       -442,590-
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                       -0-
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                       -442,590-
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                       -442,590-
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                       -5.5%-
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                       CO
------------------------------------------------------------------------------

Schedule 13G

CUSIP Nos. 894727106                                            PAGE 7 OF 13
           894727205
           894727114


ITEM 1(a).        NAME OF ISSUER:

                  Tremisis Engergy Acquisition Corporation (the "Company")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1775 Broadway
                  Suite 604
                  New York, New York 10019

ITEMS 2(a), 2(b) and 2(c).   NAME OF PERSON FILING, ADDRESS OF PRINCIPAL
                             BUSINESS OFFICE AND CITIZENSHIP:

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

                  (i) North Pole Capital Master Fund (the "Fund"), a Cayman Islands exempted company, with respect to the Shares reported in this Schedule 13G directly owned by it.

                  (ii) Polar Securities Inc. ("Polar"), a company incorporated under the laws of Ontario, Canada, and the Investment Manager to the Fund with respect to the Shares reported in this Schedule 13G held by certain investment funds under its management.

                  (iii) Paul Sabourin is the Chief Executive Officer and Chief Investment Officer of Polar with respect to the Shares reported in this Schedule 13G owned by himself directly and held by certain investment funds managed by Polar.

                  (iv) John Paul Cahill is a trader for Polar and exercises investment discretion with respect to certain investment funds managed by Polar with respect to the Shares reported in this Schedule 13G owned by himself directly and held by certain investment funds managed by Polar.

                  (v) Kamran Siddiqui is a portfolio manager for Polar and exercises investment discretion with respect to certain investment funds managed by Polar with respect to the Shares reported in this Schedule 13G owned by himself directly and held by certain investment funds managed by Polar.

         The citizenship of North Pole Capital Master Fund and Polar Securities Inc. is set forth above. Paul Sabourin, John Paul Cahill and Kamran Siddiqui are all Canadian citizens.

The address of the principal business office of North Pole Capital Master Fund is North Pole Capital Master Fund, c/o Polar Securities Inc., 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9,

Schedule 13G

CUSIP Nos. 894727106                                             PAGE 8 OF 13
           894727205
           894727114

Canada. The address of the principal business office of Polar Securities Inc. is 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES: Common Stock, $0.0001 Par Value
ITEM 2(e).  CUSIP NUMBERS:    894727106
                              894727205
                              894727114

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer registered under Section 15 of the Act;

                  (b) [ ]  Bank as defined in Section 3(a)(6) of the
                           Act;

                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

                  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

                  (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see
                           Rule 13d-1(b)(1)(ii)(E);

                  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

                  (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

                  (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) [ ]  Church Plan that is excluded from the
                           definition of an investment company under
                           Section 3(c)(14) of the Investment Company Act of
                           1940;

                  (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX. [x]

Schedule 13G

CUSIP Nos. 894727106                                           PAGE 9 OF 13
           894727205
           894727114

ITEM 4.   OWNERSHIP.

         Polar Securities Inc. serves as the investment manager to North Pole Capital Master Fund with respect to which it has voting and dispositive authority over some of the Shares reported in this Schedule 13G. Mr. Paul Sabourin is the Chief Executive Officer and Chief Investment Officer of Polar Securities Inc. As such, Mr. Sabourin may be deemed to have direct beneficial ownership of the Shares reported in this Schedule 13G. John Paul Cahill serves as a trader for Polar Securities, Inc. and has discretionary authority over the investments of North Pole Capital Master Fund. In this capacity, Mr. Cahill may be deemed to have indirect beneficial ownership of the Shares reported in this
Schedule 13G. Kamran Siddiqui serves as a portfolio manager for Polar Securities Inc. and has discretionary authority over the investments of North Pole Capital Master Fund. In this capacity, Mr. Siddiqui may be deemed to have indirect beneficial ownership of the Shares reported in this Schedule 13G. Mr. Sabourin, Mr. Cahill and Mr. Siddiqui each separately and independently own and control a portion of the Shares and reported in this Schedule 13G.

         Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

         A.   North Pole Capital Master Fund
              (a) Amount beneficially owned: 442,590

              (b) Percent of class: 5.5%

              (c) Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote: 0 Shares.

                 (ii)  shared power to vote or to direct the vote: 442,590
                       Shares.

                (iii) sole power to dispose or to direct the disposition of: 0 Shares.

                 (iv) shared power to dispose or to direct the disposition of: 442,590 Shares.

         B.   Paul Sabourin
              (a) Amount beneficially owned: 467,590

              (b) Percent of class: 5.8%

              (c) Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote: 25,000 Shares.

                 (ii)  shared power to vote or to direct the vote: 442,590
                       Shares.

Schedule 13G

CUSIP Nos. 894727106                                             PAGE 10 OF 13
           894727205
           894727114


                (iii) sole power to dispose or to direct the disposition of: 25,000 Shares.

                 (iv) shared power to dispose or to direct the disposition of: 442,590 Shares.

         C.   John Paul Cahill
              (a) Amount beneficially owned: 472,590

              (b) Percent of class: 5.9%

              (c) Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote: 30,000 Shares.

                 (ii)  shared power to vote or to direct the vote: 442,590
                       Shares.

                (iii) sole power to dispose or to direct the disposition of: 30,000 Shares.

                 (iv) shared power to dispose or to direct the disposition of: 442,590 Shares.

         D.   Kamran Siddiqui
              (a) Amount beneficially owned: 445,590

              (b) Percent of class: 5.7%

              (c) Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote: 3,000 Shares.

                 (ii)  shared power to vote or to direct the vote: 442,590
                       Shares.

                (iii) sole power to dispose or to direct the disposition of: 3,000 Shares.

                 (iv) shared power to dispose or to direct the disposition of: 442,590 Shares.

         E.   Polar Securities Inc.
              (a) Amount beneficially owned: 442,590

              (b) Percent of class: 5.5%

Schedule 13G

CUSIP Nos. 894727106                                           PAGE 11 OF 13
           894727205
           894727114


              (c) Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote: 0 Shares.

                 (ii)  shared power to vote or to direct the vote: 442,590
                       Shares.

                (iii) sole power to dispose or to direct the disposition of: 0 Shares.

                 (iv) shared power to dispose or to direct the disposition of: 442,590 Shares.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           See Item 4.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

ITEM 10.   CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:

         By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G

CUSIP Nos. 894727106                                            PAGE 12 OF 13
           894727205
           894727114

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  October 6, 2005                 North Pole Capital Master Fund
                                        By: Polar Securities Inc.
                                        /s/ Paul Sabourin
                                        -----------------------------------
                                        Paul Saborin
                                        Chief Executive Officer

                                        Polar Securities Inc.
                                        /s/ Paul Sabourin
                                        -----------------------------------
                                        Paul Sabourin
                                        Chief Executive Officer

                                        /s/ Paul Sabourin
                                        -----------------------------------
                                        Paul Sabourin

                                        /s/ John Paul Cahill
                                        -----------------------------------
                                        John Paul Cahill

                                        /s/ Kamran Siddiqui
                                        ------------------------------------
                                        Kamran Siddiqui

Schedule 13G

CUSIP Nos. 894727106                                          PAGE 13 OF 13
           894727205
           894727114


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  October 6, 2005                 North Pole Capital Master Fund
                                        By: Polar Securities Inc.
                                        /s/ Paul Sabourin
                                        -----------------------------------
                                        Paul Saborin
                                        Chief Executive Officer

                                        Polar Securities Inc.
                                        /s/ Paul Sabourin
                                        -----------------------------------
                                        Paul Sabourin
                                        Chief Executive Officer

                                        /s/ Paul Sabourin
                                        -----------------------------------
                                        Paul Sabourin

                                        /s/ John Paul Cahill
                                        -----------------------------------
                                        John Paul Cahill

                                        /s/ Kamran Siddiqui
                                        ------------------------------------
                                        Kamran Siddiqui